UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 6, 2014
Date of Report (Date of earliest event reported)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34460	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 812-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On November 6, 2014, Kratos Defense & Security Solutions, Inc. (the “Company”) issued a press release regarding the Company’s financial results for the third quarter for 2014.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.  Exhibits.

Exhibit No.	Description
99.1	November 6, 2014 Press Release by Kratos Defense & Security Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: November 6, 2014	By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President, Chief Financial Officer

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Third Quarter Fiscal 2014 Financial Results

Company Announces Business and Strategic Alternatives Review

SAN DIEGO, CA, November 6, 2014 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported third quarter fiscal 2014 revenues of $217.1 million and Adjusted EBITDA of $22.5 million, or 10.4 percent of revenue.  For the nine months ended September 30, 2014, Kratos reported revenues of $646.5 million and Adjusted EBITDA of $59.1 million, or 9.1 percent of revenue.  In the third quarter, Kratos’ Government Solutions Segment (KGS) reported revenues of $174.3 million, a sequential increase of 5.2 percent over the second quarter of 2014.   Important KGS programs include Patriot, Aegis, SEWIP, APR 39, AESA, SABR, DDG 1000, LCS, SSAT, AFSAT, MSST and Electromagnetic Rail Gun.  In the third quarter, Kratos’ Public Safety and Security Segment (KPSS) reported revenues of $42.8 million, a 32.7 percent sequential decline from the second quarter of 2014, and a 17.4 percent decline from the third quarter of 2013.  In the third quarter, KPSS and to a lesser extent KGS were adversely impacted by an increased number of competitor protests of new contracts awarded to Kratos, delays in expected contract awards, commencement of work delays, and other items, certain of which are more fully described below under Financial Results and Guidance.

The Company’s backlog at September 28, 2014 was $1.0 billion.  Including the new $81 million critical infrastructure security system deployment contract award Kratos announced today, which award notification was received by KPSS in July of 2014, with formal execution of the contract documents completed in October, backlog would have been $1.1 billion, and the Company’s book-to-bill ratio would have been 1.2 to 1.0.  Kratos’ bid and proposal pipeline at September 28, 2014 was approximately $7 billion, an over 15 percent increase over June 29, 2014.  The increase in Kratos’ bid and proposal pipeline is primarily due to new or additional opportunities in KGS, including in the Defense and Rocket Support Services, Unmanned Systems and Modular Solutions areas, and in KPSS.

In the third quarter, Kratos continued to make progress in the unmanned aerial systems area, a major strategic focus for the Company.  During the quarter, Kratos received a contract award from a U.S. Federal Government customer for 20 Unmanned Aerial Drone Target Systems (UADTS), which the Company will produce throughout 2015. In the third quarter, the Company completed negotiations with an existing U.S. Government customer for an approximately $75 million order for 75 Kratos UADTS, with a formal contract award expected by the end of fiscal 2014 and production of the aircraft expected to begin in 2015. Kratos recently responded to a request for pricing for approximately 125 UADTS from an existing international customer.  Kratos also has completed negotiations and expects to receive an order of approximately $30 million from a new international customer for UADTS in the first half of 2015.

In the third quarter, Kratos had a number of successful flights of its high performance unmanned aerial drone target systems, including a successful customer flight of Kratos’ newest UADTS aircraft under a contract that is expected to become a large production program for the Company over the next few years.  Kratos is currently contractually scheduled for a number of additional flights of the UADTS platform under this program throughout 2015.  During the third quarter, Kratos continued the production of three Unmanned Combat Aerial System (UCAS) aircraft, with flight tests currently planned for late 2015.  Kratos’ UCAS aircraft are currently scheduled to participate, in simulation, in a certain war game in the fourth quarter of 2014.  Kratos experienced no unsuccessful flights for its UADTS in the third quarter.

Financial Results and Guidance

The following delayed or anticipated contract awards impacted our financial results and guidance:

·
In the third quarter of 2014, KGS was awarded a new approximately $46 million contract by a U.S. Government customer that was subsequently protested by a competitor, which resulted in a stop work order being issued by the customer to Kratos.

·
In the third quarter of 2014, KPSS expected to receive an approximately $9.5 million dollar new contract award, which procurement was cancelled by the customer due to a competitor protest.  The customer subsequently reprocured the opportunity, which KPSS was successfully awarded in the fourth quarter.

·
In the third quarter, KPSS was awarded a new security system deployment contract for a large metropolitan area that was subsequently protested by a competitor.  The competitor’s protest was dismissed by the customer, but the competitor has now requested reconsideration of the dismissal.

·
In the third quarter of 2014, KPSS expected to receive a multi-million dollar security system deployment award from an existing large global financial customer.  This work has now been delayed until 2015.

·
In July 2014, KPSS was informed that it had been selected for a new $81 million security system deployment single award contract.  The formal contract award was ultimately executed in the fourth quarter.

·
In the fourth quarter, Kratos was informed by the GAO that a competitor’s protest of a multi- million dollar new product contract award that KGS received in the second quarter of 2014 had been dismissed, and that Kratos’ award was confirmed.

·
An international order of approximately $30 million for Unmanned Drone Systems, which Kratos has been negotiating with the customer, was expected to be executed in the fourth quarter of 2014 but has been delayed to the first half of 2015.

·	During the third quarter, Kratos also experienced certain other contract award and commencement of work delays.

Primarily as a result of these factors, and with a U.S. Federal Government Continuing Resolution Authorization (CRA) beginning on October 1, 2014 and no U.S. Federal Fiscal 2015 budget being in place, the Company is updating its previously communicated fourth quarter and full fiscal year 2014 financial guidance.  Forecasted fourth quarter fiscal 2014 revenue is now expected to be $225 million to $245 million and Adjusted EBITDA is expected to be $20 million to $23 million.  The Company’s full year fiscal 2014 financial guidance is now for Revenue of $870 to $890 million and Adjusted EBITDA of $79 to $82 million.

Eric DeMarco, Kratos’ President and CEO, said, “During the third quarter, Kratos was successful in being awarded a significant number of new contract and program awards.  Our book-to-bill ratio was 1.2 to 1.0, including a new $81 million award we announced today, our backlog increased and our proposal pipeline increased over 15 percent, up to $7 billion, reflecting the increased opportunities we are pursuing.  However, we also experienced a large increase in competitor protests of work awarded to Kratos, contract award and other delays that adversely impacted Kratos’ expected third quarter results and forecasted fourth quarter, most acutely in our KPSS business.  Though we have not lost any major expected awards, unfortunately, as a result of the very challenging industry environment, we believe an increase in competitor protests, contract and other delays will continue for the foreseeable future.”

Mr. DeMarco continued, “In spite of these conditions, in the third quarter, KGS, which represents approximately 81 percent of Kratos’ business, continued a solid 2014, with increased sequential Revenue and Adjusted EBITDA growth.  KGS’ sequential organic growth is expected to continue in the fourth quarter of 2014 as we perform on large and established national security related programs and platforms. Accordingly, we currently expect Kratos’ fourth quarter 2014 revenues to increase sequentially from the third quarter, and we expect second half fiscal 2014 revenues to be higher than the first half of the year.”

Mr. DeMarco concluded, “In the third quarter, we continued to successfully execute on our long term strategic plan, including in the unmanned systems area, and in September we were successful in our most important test flight to date of our newest aircraft for our largest customer.   During the third quarter, we also continued working to achieve “designed in” positions for our products on important new Electronic Warfare, Missile, Radar and ISR programs.   We believe that programs in these areas, which are strategic and foundational to U.S. National Security, will go into production over the next few years and will provide a catalyst for our growth.”

With the objective of enhancing shareholder value, Kratos also announced today that its Board of Directors has retained an investment banking firm to assist it in formally reviewing its businesses, markets and competitive positioning and to evaluate strategic alternatives, including the potential divestment of certain of its non-core businesses.

Management will discuss the financial results in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing 866-393-0674, referencing the call by ID number 22230357.  The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized National Security technology business providing mission critical products, solutions and services for United States National Security.  Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos' areas of expertise include Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), satellite communication systems, electronic warfare, unmanned systems, missile defense, cyber warfare, cyber security, information assurance, and critical infrastructure security.  Kratos has primarily an engineering and technically oriented work force of approximately 3,600.  Substantially all of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location.  Kratos' primary end customers are national security related agencies.  News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, bid and proposal pipeline, demand for its products and services, performance of key contracts, timing and expected impact of integration and cost-cutting activities, expected impact of the Company’s initiative to evaluate strategic alternatives, including potential divestiture of certain of its non-core businesses, and market and industry developments, including the potential impacts on the Company’s business as a result of sequestration, Federal budget cuts and increased protest actions submitted against the Company’s projects by its competitors. Such statements are only predictions, and the Company’s actual results may differ materially. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our outstanding senior notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks of our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks associated with undertaking strategic alternatives, including the divestiture of non-core businesses; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; changes in our business, or other reasons; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 29, 2013, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including  Pro Forma EPS (computed using net income (loss) from continuing operations before income taxes, excluding amortization of purchased intangibles, stock compensation expense, acquisition and restructuring related items and other, unused office space expense, contract design retrofit costs and contract modification adjustment, and the loss on extinguishment of debt, less the estimated tax cash payments), Adjusted EBITDA (which excludes losses from discontinued operations, restructuring and acquisition related items and other, stock compensation expense, unused office space expense, contract design retrofit costs and contract modification adjustment, loss on extinguishment of debt and other and the associated margin rates), and Adjusted Free Cash Flow (which is computed using Cash Flow from Operating Activities less the loss on extinguishment of debt and less Capital Expenditures).   Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements.  In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.  As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)
	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013

Service revenues	$ 97.1	$ 108.8	$ 299.5	$ 335.0
Product sales	120.0	117.6	347.0	379.9
Total revenues	217.1	226.4	646.5	714.9
Cost of service revenues	77.7	82.4	229.7	254.3
Cost of product sales	86.4	91.7	254.8	282.1
Total costs	164.1	174.1	484.5	536.4
Gross profit - services	19.4	26.4	69.8	80.7
Gross profit - products	33.6	25.9	92.2	97.8

Total gross profit	53.0	52.3	162.0	178.5

Selling, general and administrative expenses	39.3	37.9	114.6	114.5
Acquisition and restructuring related items and other	0.1	0.4	1.5	(0.5)
Research and development expenses	5.9	4.8	17.0	14.5
Unused office space expense and other	-	(6.8)	0.2	(6.8)
Depreciation	0.8	0.9	2.5	3.1
Amortization of intangible assets	5.7	9.0	17.0	27.3
Operating income	1.2	6.1	9.2	26.4
Interest expense, net	(12.1)	(16.2)	(42.2)	(48.7)
Loss on extinguishment of debt	-	-	(39.1)	-
Other income (expense), net	(0.4)	0.8	-	0.2
Loss from continuing operations before income taxes	(11.3)	(9.3)	(72.1)	(22.1)
Provision (benefit) for income taxes	(0.2)	0.2	3.7	2.9
Loss from continuing operations	(11.1)	(9.5)	(75.8)	(25.0)
Income (loss) from discontinued operations, net of taxes	0.2	(0.4)	-	(4.8)
Net loss	$ (10.9)	$ (9.9)	$ (75.8)	$ (29.8)

Basic and diluted loss per common share:
Loss from continuing operations	$ (0.19)	$ (0.17)	$ (1.32)	$ (0.44)
Loss from discontinued operations, net of taxes	-	-	-	(0.08)
Net loss	$ (0.19)	$ (0.17)	$ (1.32)	$ (0.52)

Weighted average common shares outstanding
Basic and diluted	57.8	57.1	57.6	56.7

Adjusted EBITDA (1)	$ 22.5	$ 24.0	$ 59.1	$ 75.7

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued
operations, interest expense, net, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, loss on extinguishment of debt, contract design retrofit costs, refinancing related costs and restructuring and acquisition related items and other.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted
EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted
EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. Please refer to the following table that reconciles GAAP net loss to Adjusted EBITDA:
	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013

Net loss	$ (10.9)	$ (9.9)	$ (75.8)	$ (29.8)
Income (loss) from discontinued operations	(0.2)	0.4	-	4.8
Interest expense, net	12.1	16.2	42.2	48.7
Loss on extinguishment of debt	-	-	39.1	-
Provision (benefit) for income taxes	(0.2)	0.2	3.7	2.9
Depreciation *	4.2	3.9	12.2	13.4
Stock compensation	2.9	2.1	7.6	6.0
Unused office space expense and other	-	(6.8)	0.2	(6.8)
Amortization of intangible assets	5.7	9.0	17.0	27.3
Acquisition and restructuring related items, excess capacity and other	5.7	3.5	8.2	3.8
Contract design retrofit and contract conversion adjustment	3.2	5.4	4.7	5.4

Adjusted EBITDA	$ 22.5	$ 24.0	$ 59.1	$ 75.7

* Includes depreciation reported in cost of service revenues and product sales.

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:
	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
Acquisition and transaction related items	$ -	$ -	$ -	$ 0.2
Excess capacity and restructuring costs	1.0	3.3	2.7	6.1
Refinancing related costs	-	-	0.8	-
Litigation related items	-	0.2	-	(2.5)
Non-cash charges and cost related to completed contracts	2.6	-	2.6	-
Costs related to pending customer change orders	2.1	-	2.1	-
	$ 5.7	$ 3.5	$ 8.2	$ 3.8

Kratos Defense & Security Solutions
Unaudited Segment Data
(in millions)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
Revenues:
Government Solutions	$ 174.3	$ 174.6	$ 491.2	$ 560.8
Public Safety & Security	42.8	51.8	155.3	154.1
Total revenues	$ 217.1	$ 226.4	$ 646.5	$ 714.9

Operating income (loss) from continuing operations:
Government Solutions	$ 8.2	$ 6.4	$ 17.6	$ 23.8
Public Safety & Security	(4.1)	1.8	(0.1)	5.7
Other activities	(2.9)	(2.1)	(8.3)	(3.1)
Total operating income from continuing operations	$ 1.2	$ 6.1	$ 9.2	$ 26.4

Note: Other activities in the three months ended September 28, 2014 and September 29, 2013 include restructuring, excess capacity, costs related to pending customer change orders and contract modification adjustments, non-cash impairment and other of $5.7 million and 3.5 million, respectively, and for the nine months ended September 28, 2014 and September 29, 2013 include restructuring, excess capacity, refinancing  costs related to pending customer change orders, non-cash impairment and other and acquisition related expenses of $8.2 million and $3.8 million, respectively.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013

KGS	$ 21.3	$ 21.1	$ 52.8	$ 66.3
% of revenue	12.2%	12.1%	10.7%	11.8%
PSS	1.2	2.9	6.3	9.4
% of revenue	2.8%	5.6%	4.1%	6.1%
Total	$ 22.5	$ 24.0	$ 59.1	$ 75.7
% of revenue	10.4%	10.6%	9.1%	10.6%

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Balance Sheet
(in millions)

	As of
	September 28,	December 29,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$ 16.2	$ 55.7
Restricted cash	5.2	5.0
Accounts receivable, net	255.1	265.8
Inventoried costs	80.4	74.6
Prepaid expenses	9.0	10.4
Other current assets	10.8	18.8
Total current assets	376.7	430.3
Property, plant and equipment, net	82.6	84.8
Goodwill	596.4	596.4
Intangible assets, net	57.8	69.9
Other assets	32.4	35.2
Total assets	$ 1,145.9	$ 1,216.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 49.2	$ 61.9
Accrued expenses	37.0	46.2
Accrued compensation	37.1	44.9
Accrued interest	16.7	5.2
Billings in excess of costs and earnings on uncompleted contracts	47.2	52.5
Deferred income tax liability	28.4	28.4
Other current liabilities	11.6	11.9
Total current liabilities	227.2	251.0
Long-term debt principal, net of current portion	621.9	628.8
Long-term debt premium	-	14.5
Line of credit	41.0	-
Other long-term liabilities	24.8	26.5
Total liabilities	914.9	920.8
Commitments and contingencies
Stockholders’ equity:
Common stock	-	-
Additional paid-in capital	867.2	856.0
Accumulated other comprehensive loss	(1.0)	(0.8)
Accumulated deficit	(635.2)	(559.4)
Total stockholders’ equity	231.0	295.8
Total liabilities and stockholders’ equity	$ 1,145.9	$ 1,216.6

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statement of Cash Flows
(in millions)

	Nine Months Ended
	September 28,	September 29,
	2014	2013
Operating activities:
Net loss	$ (75.8)	$ (29.8)
Less: Loss from discontinued operations	-	(4.8)
Loss from continuing operations	(75.8)	(25.0)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	29.2	40.7
Stock‑based compensation	7.6	6.0
Change in unused office space accrual	0.2	(6.8)
Amortization of deferred financing costs	2.5	3.9
Amortization of premium on Senior Secured Notes	(1.1)	(3.1)
Loss on extinguishment of debt	39.1	-
Provision for doubtful accounts	1.2	0.8
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	9.6	2.1
Inventoried costs	(6.0)	10.9
Prepaid expenses and other assets	0.8	0.3
Accounts payable	(12.7)	(26.1)
Accrued compensation	(7.8)	(10.8)
Accrued expenses	(9.2)	(1.5)
Accrued interest payable	11.5	15.6
Billings in excess of costs and earnings on uncompleted contracts	(7.4)	7.5
Income tax receivable and payable	2.1	3.9
Other liabilities	(2.0)	(7.4)
Net cash provided by (used in) operating activities from continuing operations	(18.2)	11.0
Investing activities:
Cash paid for acquisitions, net of cash acquired	(2.6)	2.2
Decrease in restricted cash	(0.1)	0.5
Proceeds from the disposition of discontinued operations	0.1	0.4
Capital expenditures	(9.5)	(12.2)
Net cash used in investing activities from continuing operations	(12.1)	(9.1)
Financing activities:
Proceeds from the issuance of long-term debt	618.5	-
Payment of long-term debt	(661.5)
Cash paid for contingent acquisition consideration	-	(2.1)
Borrowings under line of credit	41.0	-
Repayment of debt	(0.7)	(0.8)
Debt issuance costs	(8.5)	-
Other	3.3	1.2
Net cash used in financing activities from continuing operations	(7.9)	(1.7)
Net cash flows from continuing operations	(38.2)	0.2
Net operating cash flows from discontinued operations	(1.2)	0.5
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.1
Net increase (decrease) in cash and cash equivalents	(39.5)	0.8
Cash and cash equivalents at beginning of period	55.7	49.0
Cash and cash equivalents at end of period	$ 16.2	$ 49.8

Kratos Defense & Security Solutions
Unaudited Non-GAAP Measures
Adjusted Earnings Before Amortization and Acquisition Related Expenses and Other Items
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013

Loss from continuing operations before taxes	$ (11.3)	$ (9.3)	$ (72.1)	$ (22.1)
Add: Amortization of intangible assets	5.7	9.0	17.0	27.3
Add: Stock compensation	2.9	2.1	7.6	6.0
Add: Unused office space expense and other	-	(6.8)	0.2	(6.8)
Add: Loss on extinguishment of debt	-	-	39.1	-
Add: Contract design retrofit costs and contract conversion adjustment	3.2	-	4.7	-
Add: Restructuring and acquisition related items and other	5.7	3.5	8.2	3.8
Adjusted income (loss) from continuing operations before income taxes	6.2	(1.5)	4.7	8.2

Estimated cash tax provision	0.5	0.8	1.6	2.4
Adjusted income (loss) from continuing operations before acquisition and amortization expenses	$ 5.7	$ (2.3)	$ 3.1	$ 5.8

Diluted income per common share:
Adjusted income (loss) from continuing operations	$ 0.10	$ (0.04)	$ 0.05	$ 0.10

Weighted average common shares outstanding
Diluted	57.8	57.1	57.6	56.7

-end-